September 2008
Preliminary Terms No. 786
Registration Statement No. 333-131266
Dated September 9, 2008
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September  , 2010
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	September , 2010
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$
Payment at maturity:	If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	, the price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	September , 2010, subject to adjustment for certain market disruption events.
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$15.00 to $15.40 per PLUS (150% to 154% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	September , 2008
Original issue date:	September , 2008 (5 business days after the pricing date)
CUSIP:	617483656
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10	$	$
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The iShares® MSCI Brazil Index Fund PLUS (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of price performance of the underlying shares.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

▪	To achieve similar levels of exposure to the underlying shares as a direct investment while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	2 Years

Leverage factor:	200%

Maximum payment at maturity:	$15.00 to $15.40 (150% to 154% of the stated principal amount)

Principal protection:	None

iShares® MSCI Brazil Index Fund Overview

The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM.  The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI Inc., a majority-owned subsidiary of Morgan Stanley.  It is a free float adjusted, market capitalization index of securities listed on the Sao Paulo Stock Exchange (BOVESPA).  MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Information as of market close on September 8, 2008

Bloomberg Ticker Symbol:	EWZ

Current Share Price:	63.05

52 Weeks Ago:	60.54

52 Week High (on 5/20/08):	100.47

52 Week Low (on 9/10/07):	60.54

Shares of the iShares MSCI Brazil Index Fund Daily Closing Prices January 1, 2003 to September 8, 2008

September 2008	Page 2

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 2 year investment offers 200% leveraged upside, subject to a maximum payment at maturity of $15.00 to $15.40 (150% to 154% of the stated principal amount).

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying shares.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of price performance.
Best Case Scenario	The underlying shares increase in price and, at maturity, the PLUS redeem for the maximum payment at maturity of $15.00 to $15.40 (150% to 154% of the stated principal amount).
Worst Case Scenario	The underlying shares decline in price and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal

▪	No interest payments

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The market price of the PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend rate of the stocks composing the MSCI Brazil Index.

▪	Investing in the PLUS is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.

▪	Adjustments to the underlying shares or the MSCI Brazil Index could adversely affect the value of the PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Brazil Index Fund.

▪	There are risks associated with investments in securities with concentration in a single emerging markets country.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	Credit risk to Morgan Stanley

September 2008	Page 3

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2008	September , 2008 (5 business days after the pricing date)	September , 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$
Issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Initial share price:	, the price of one underlying share on the pricing date as published on Bloomberg under the ticker symbol “EWZ” or any successor symbol.
Final share price:	The closing price of one underlying share on the valuation date as published on Bloomberg under the ticker symbol “EWZ” or any successor symbol, times the adjustment factor.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	September , 2010, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$15.00 to $15.40 per PLUS (150% to 154% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

September 2008	Page 4

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617483656
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year.

Because the PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the  PLUS ─ Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the constructive ownership regime and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or

September 2008	Page 5

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

instruments we may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.
ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2008	Page 6

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10

Leverage factor:	200%

Hypothetical maximum payment at maturity:	$15.20 (152% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 126% of the initial share price.

▪	If the underlying shares appreciate 5%, the investor would receive a 10% return, or $11.00.

▪	If the underlying shares appreciate 30%, the investor would receive only the hypothetical maximum payment at maturity of $15.20, or 152% of the stated principal amount.

▪
If the final share price is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would lose 10% of its principal and receive only $9 at maturity, or 90% of the stated principal amount.

September 2008	Page 7

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the final share price is less than or equal to the initial share price:

$10    X   Share Performance Factor

 Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

September 2008	Page 8

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest nor guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying shares.

▪
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $15.00 to $15.40 (150% to 154% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the value of the underlying shares at maturity, because the payment at maturity will be limited to 150% to 154% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds 125% to 127% of the initial share price.

▪
Not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund.  Investing in the PLUS is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.

▪
The underlying shares and the MSCI Brazil Index are different.  The performance of the shares of the iShares® MSCI Brazil Index Fund may not exactly replicate the performance of the MSCI Brazil Index because the iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the iShares® MSCI Brazil Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the MSCI Brazil Index, Barclays Global Fund Advisors, which we refer to as BGFA, may invest  a portion of the iShares® MSCI Brazil Index Fund’s assets in securities other than those included in the MSCI Brazil Index.  The iShares® MSCI Brazil Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the MSCI Brazil Index and in managing cash flows.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the trading price and volatility of the shares of the iShares® MSCI Brazil Index Fund, dividend rate on the shares composing the MSCI Brazil Index, interest and yield rates in the market, currency exchange rates between the Brazilian real and the U.S. dollar, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and the creditworthiness of the issuer.

▪
Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the PLUS.  BGFA is the investment adviser to the iShares® MSCI Brazil Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Brazil Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Brazil Index or make other methodological changes that could change the value of the MSCI Brazil Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares®

September 2008	Page 9

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

MSCI Brazil Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

MSCI and MS & Co., the calculation agent, are each our subsidiaries.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MS & Co. and MSCI are under no obligation to consider your interests as an investor in the PLUS and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the share price and, consequently, the value of the PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Brazil Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI Brazil Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Brazil Index Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the MSCI Brazil Markets Index and that are generally tracked by the underlying shares have been issued by Brazilian companies.  Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies.  Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

In 1999 Brazil experienced a currency crisis and a significant devaluation of its currency.  If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the MSCI Brazil Index and the underlying shares.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the PLUS.  See “––The price of the shares of the iShares MSCI Brazil Index Fund are subject to currency exchange risk” below.

▪
The price of the shares of the iShares MSCI Brazil Index Fund are subject to currency exchange risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the iShares MSCI Brazil Index Fund, holders of the PLUS will be exposed to currency exchange rate risk with respect to the Brazilian real.  If the Brazilian real would weaken relative to the U.S. dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in Brazil and the United States of America.

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PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.

As noted above, the currency of Brazil in 1999 suffered a currency crisis and significant devaluation.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the PLUS.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, because the PLUS is linked to shares of an exchanged-traded fund, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Under another treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

▪
Secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of the shares of the iShares® MSCI Brazil Index Fund and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the shares of the iShares® MSCI Brazil Index Fund must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the closing price of the shares of the iShares® MSCI Brazil Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI Brazil Index.

The MSCI Brazil Index is calculated and disseminated by MSCI Inc., and is designed to provide an effective representation of the equities market of Brazil.  See “Annex A—The MSCI Brazil Index” in these preliminary terms.

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PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the iShares® MSCI Brazil Index Fund for each quarter in the period from January 1, 2003 through September 8, 2008.  The closing price of the shares of the iShares® MSCI Brazil Index Fund on September 8, 2008 was $63.05.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the iShares® MSCI Brazil Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Brazil Index Fund on the valuation date.

iShares® MSCI Brazil Index Fund	High	Low	Period End
2003
First Quarter	9.00	7.17	8.35
Second Quarter	11.19	8.65	10.61
Third Quarter	13.23	10.19	12.69
Fourth Quarter	17.09	13.05	17.00
2004
First Quarter	18.73	15.59	16.80
Second Quarter	17.34	12.49	14.71
Third Quarter	18.57	14.67	18.54
Fourth Quarter	22.24	18.30	22.24
2005
First Quarter	25.54	19.80	22.78
Second Quarter	25.02	21.17	24.82
Third Quarter	33.45	23.65	33.32
Fourth Quarter	36.02	29.02	33.37
2006
First Quarter	43.14	34.83	39.95
Second Quarter	46.98	31.92	39.12
Third Quarter	40.88	36.11	38.47
Fourth Quarter	46.85	38.09	46.85
2007
First Quarter	49.32	42.70	49.22
Second Quarter	62.92	49.58	61.42
Third Quarter	74.58	51.28	73.55
Fourth Quarter	86.15	72.50	80.70
2008
First Quarter	88.23	69.26	77.03
Second Quarter	100.47	79.88	89.29
Third Quarter (through September 8, 2008)	87.78	63.05	63.05

Shares of the iShares MSCI Brazil Index Fund Daily Closing Prices January 1, 2003 to September 8, 2008

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PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2003 through September 8, 2008.  The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for such period.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.

Brazilian real (BRL/USD)	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6000
Third Quarter (through September 8, 2008)	1.7360	1.5600	1.7360

September 2008	Page 14

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Brazilian real January 1, 2003 to September 8, 2008 (expressed as BRL per USD)

The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

September 2008	Page 15

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

Annex A

The MSCI Brazil IndexSM

The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in these preliminary terms regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and Morgan Stanley has not participated in the preparation of, or verified, such publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Brazil Index.

The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following:  i) Each company’s business activities and the diversification that its securities would bring to the index.  ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion.  iii) MSCI targets for inclusion the most liquid securities in an industry group.  MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil Index but considers each stock’s relative standing within Brazil and between cycles.  Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil Index.

Index Calculation

The MSCI Brazil Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the MSCI Brazil Index

There are three broad categories of MSCI Brazil Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI Brazil Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Brazil Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI BRAZIL INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI BRAZIL INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE

September 2008	Page 16

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September , 2010
Performance Leveraged Upside SecuritiesSM

CALCULATION OF THE MSCI BRAZIL INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI BRAZIL INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the PLUS to restrict the use of information relating to the calculation of the MSCI Brazil Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Brazil Index.

September 2008	Page 17